1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co.
Completes $468 Million Equity Financings,
Including Exercise of Overallotment Options

NEW ORLEANS, LA, November 7, 2007 – McMoRan Exploration Co. (NYSE: MMR) announced today that it completed $468 million in equity financings, through the sale of 16.9 million shares of common stock at $12.40 per share and 2.59 million shares of 6¾% mandatory convertible preferred stock at $100.00 per share.  The amounts sold include 637,500 shares of common stock and 337,500 shares of 6¾% mandatory convertible preferred stock issued pursuant to the underwriters’ exercise of overallotment options.

These offerings generated gross proceeds, before underwriting discount and expenses, totaling $468 million.  McMoRan plans to use the net proceeds of approximately $450 million from these offerings to repay a portion of the indebtedness under a bridge facility used in connection with the acquisition of the Gulf of Mexico shelf oil and gas properties of Newfield Exploration Company.

After giving effect to these equity offerings, McMoRan will have approximately $350 million outstanding under its bridge facility.  As previously announced, McMoRan intends to offer a total of $400 million aggregate principal amount of senior notes to the public.  Proceeds from the debt offering will be used to fully repay the bridge facility and repay borrowings under McMoRan’s revolving credit facility.

The 6¾% mandatory convertible preferred stock will be convertible into between 17.4 million and 20.9 million shares of our common stock, subject to anti-dilution adjustments.  The shares will automatically convert on November 15, 2010.  Holders may elect at any time before November 15, 2010 to convert at a conversion rate equal to 6.7204 shares of common stock for each share of 6¾% mandatory convertible preferred stock.  Our 6¾% mandatory convertible preferred stock trades on the New York Stock Exchange under the ticker symbol MMRprM.  The first dividend date will be February 15, 2008.

After giving effect to these offerings, McMoRan will have approximately 51.6 million shares of common stock outstanding and approximately 89 million after assuming conversion of McMoRan’s outstanding stock warrants, its convertible notes and the newly issued 6¾% mandatory convertible preferred stock.  Total debt as of September 30, 2007, adjusted for this transaction, approximates $900 million, including $216 million in convertible senior notes mentioned above.

The joint book-running managers for these offerings are Merrill Lynch & Co. and JPMorgan.  Jefferies & Company, Inc. is a co-manager for these offerings.  The offerings were made under the company’s existing shelf registration statement filed with the Securities and Exchange Commission.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.  Any offers of the shares will be made exclusively by means of a prospectus and prospectus supplement.

Copies of the prospectus supplements and accompanying prospectus relating to these offerings may be obtained by contacting Merrill Lynch & Co., 4 World Financial Center, Attention: Prospectus Department, New York, New York 10080, phone: 212-449-1000, or J.P. Morgan Securities Inc., 4 Chase Metrotech Center, C S Level, Brooklyn, New York 11245.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the Main Pass Energy Hub™ (MPEH™) which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.

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CAUTIONARY STATEMENT: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts.  Accuracy of those statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, unless required by applicable law, does not intend to update or otherwise revise its forward-looking statements more frequently than quarterly, if at all.  Additionally, important factors that might cause future results to differ from current expectations include variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the ability to obtain commercial arrangements for the potential Main Pass Energy HubTM project and other factors described in McMoRan’s registration statement on Form S-3/A filed with the Securities and Exchange Commission on October 3, 2007.

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